                                                                      Exhibit A

                             CONTRIBUTION AGREEMENT


                                      AMONG


                          THE PROCTER & GAMBLE COMPANY,


                   THE PROCTER & GAMBLE MANUFACTURING COMPANY


                    THE PROCTER & GAMBLE OHIO BRANDS COMPANY


                                       AND


                            THE J.M. SMUCKER COMPANY




                           DATED AS OF OCTOBER 9, 2001





EXECUTION COPY



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                             CONTRIBUTION AGREEMENT


         CONTRIBUTION AGREEMENT (this "AGREEMENT"), dated as of October 9, 2001, by and among The Procter & Gamble Company, an Ohio corporation ("P&G"), The Procter & Gamble Manufacturing Company (together with P&G, the "CONTRIBUTORS"), The Procter & Gamble Ohio Brands Company, an Ohio corporation and a wholly owned subsidiary of P&G ("NEWCO") and The J.M. Smucker Company, an Ohio corporation ("JMS"), each, a "Party" or together, "Parties." All capitalized terms used herein shall have the meaning set forth in Article I.

         WHEREAS, the board of directors of P&G has determined that it would be in the best interests of P&G and its shareholders to separate the Jif/Crisco Business from P&G;

         WHEREAS, P&G has caused Newco, which currently conducts no business operations and has no assets or liabilities other than in connection with its formation, to be incorporated as its wholly owned subsidiary in order to effect such separation;

         WHEREAS, the board of directors of each of the Contributors and Newco has determined that it would be appropriate and desirable for the Contributors to contribute and transfer to Newco, and for Newco to receive and assume, substantially all of the assets, properties, rights and interests of P&G and its Affiliates and certain of the liabilities associated with the Jif/Crisco Business on the terms set forth in this Agreement;

         WHEREAS, P&G and Newco intend that the contribution and assumption of assets and liabilities will qualify as a tax-free reorganization under Section 368 (a)(1)(D) of the Internal Revenue Code, as amended (the "CODE");

         WHEREAS, Immediately following the contribution and assumption of assets and liabilities pursuant to this Agreement, P&G, pursuant to an Agreement and Plan of Merger ("MERGER AGREEMENT") by and among P&G, Newco and JMS, will distribute to the shareholders of P&G all of the outstanding shares of Newco (the "SPIN OFF");

         WHEREAS, immediately following the Spin Off, Newco will merge (the "MERGER") with and into JMS, upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the General Corporation Law of the Ohio Revised Code;

         WHEREAS, for federal income tax purposes, it is intended that (i) the Spin Off shall be tax-free to P&G and to the shareholders of P&G pursuant to
Section 355 of the Code, and (ii) the Merger shall qualify as a tax-free reorganization within the meaning of Section 368 of the Code; and

         WHEREAS, the parties intend this Agreement, including the exhibits and schedules hereto, to set forth the arrangements between them regarding the separation of the Jif/Crisco Business from the Contributors and the contribution of the Jif/Crisco Business to Newco.



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         NOW THEREFORE, in consideration of the foregoing premises and of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:


                                    ARTICLE I

                               CERTAIN DEFINITIONS
                               -------------------

         As used in this Agreement, the following terms shall have the following meanings:

         1.01 "Action" shall mean any dispute, controversy, claim, action, litigation, suit, cause of action, arbitration, mediation, or any proceeding by or before any mediator or Governmental Entity, or any investigation, subpoena, or demand preliminary to any of the foregoing.

         1.02 "Affiliate" shall mean, with respect to a Person, another Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

         1.03 "Agreement" shall have the meaning set forth in the preamble.

         1.04 "Ancillary Agreements" shall mean collectively (a) the Patent Assignment Agreement; (b) the Patent License Agreement; (c) the Patent Assignment and License Agreement; (d) the Trademark Assignment; (e) the individual trademark, domain name and patent assignment documents, by country, pursuant to Section 4.05; (f) the Manufacturing Plant Separation Agreement; (g) the Transitional Services Agreement; (h) the Tax Sharing Agreement; (i) the Shareholders Agreement (j) the Merger Agreement; and (k) all other documents required to be delivered on the Closing Date by any party pursuant to this Agreement.

         1.05 "Assumed Liabilities" shall mean the following, and only the following liabilities and obligations, and no other liabilities or obligations whatsoever, whether known or unknown, accrued or contingent, direct or indirect, arising from the operation of the Jif/Crisco Business prior to or following the Closing Date:

         (a) subject to the provisions of this Section 1.05, all liabilities arising out of or related to the operation of the Jif/Crisco Business or ownership of the Jif/Crisco Assets after the Closing;

         (b) all liabilities for product liability and product warranty for products of the Jif/Crisco Business manufactured by or for Newco or its successors after the Closing;

         (c) the following Environmental Costs and Liabilities:

                  (i) all Environmental Costs and Liabilities for Environmental Matters disclosed pursuant to Section 3.03 of this Agreement;

                  (ii) the first $1,000,000 of Environmental Costs and Liabilities not disclosed pursuant to Section 3.03 of this Agreement;

                  (iii) twenty percent (20%) of Environmental Costs and Liabilities to the extent such Environmental Costs and Liabilities exceed $1,000,000 but are less than $32,250,000 and


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         one hundred percent (100%) of such Environmental Costs and Liabilities in excess of $32,250,000; and

                  (iv) all Environmental Costs and Liabilities for all Environmental Matters arising due to actions occurring after the Closing Date;

         (d) all liabilities for Taxes arising out of or related to the operation of the Jif/Crisco Business after the Closing, ownership of the Jif/Crisco Assets after the Closing, and the assumption of Assumed Liabilities;

         (e) all liabilities and obligations of Newco as set forth in the Ancillary Agreements;

         (f) all liabilities of the Contributors arising after the Closing pursuant to any Contract;

         (g) all liabilities after the Closing for administration and redemption of coupons of the Jif/Crisco Business, except as set forth in Section 4.12;

         (h) all liabilities for returns of products of the Jif/Crisco Business shipped prior to the Closing, but returned after the Closing, as set forth in
Section 4.13;

         (i) all obligations and liabilities related to Newco Employees (as defined in the Merger Agreement) arising due to facts and circumstances occurring after the Closing;

         (j) all out-of-pocket costs incurred by Contributors arising out of the continued performance of the Portion Pac Agreement (as hereinafter defined) for up to 6 consecutive months after the Closing Date, which costs shall not be deemed to include consequential damages; and

         (k) all liabilities and obligations of the Jif/Crisco Business set forth on the Audited Statements, less payments thereon and discharges thereof prior to the Closing Date.

         1.06 "Authorization" means any Material legally-required consent, authorization, approval, order license, certificate or permit of or from, or declaration or filing with any Governmental Entity, including, without limitation, any legally-required filing with any Governmental Entity and the subsequent expiration of any legally-required waiting period under any antitrust or competition laws.

         1.07 [RESERVED]

         1.08 "Books and Records" shall mean all of the Contributors' books, records and other documents, and any copyrights related thereto, (including, without limitation, customer and supplier lists and files; distribution lists; mailing lists; sales materials; operating, production and other manuals; plans; files; specifications; process drawings; computer programs data and information; manufacturing and quality control records and procedures; research and development files; and advertising and promotional materials) exclusively used in the Jif/Crisco Business, and existing at the Closing Date. Notwithstanding the foregoing, "Books and Records" shall not include information that the Contributors received from consumers via the internet or other on-line methods that, if given to Newco, would violate any privacy laws, regulations, rules, opinions, other statements or positions of a Governmental Entity or the requirements any self-regulatory body (including, without limitation, any self-regulatory privacy body) in any country in the Geography.

         1.09 "Business Day" shall mean any day on which commercial banks in New York, New York are open for business providing substantially all services offered by such banks.


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         1.10 "Claim" shall have the meaning set forth in Section 5.03(a).

         1.11 "Closing" means the closing of the transactions contemplated by this Agreement in accordance with the terms and conditions as set forth in the Merger Agreement and this Agreement.

         1.12 "Closing Date" means the date on which the Closing occurs, as provided in the Merger Agreement.

         1.13 "Code" shall have the meaning set forth in the Recitals.

         1.14 "Contracts" shall mean those purchase orders, contracts, agreements and other obligations (except Intercompany Contracts) exclusively used in the Jif/Crisco Business. The Contracts in effect as of the date of execution of this Agreement, other than those made in the ordinary course of business that involve payments of less than $100,000 per year, are set forth in
Schedule 1.14, which Schedule 1.14 shall be updated by Contributors at the Closing to reflect the Contracts at that time. Notwithstanding the foregoing, the agreement between P&G and Portion Pac Inc., dated October 26, 2000 ("Portion Pac Agreement"), shall not be deemed a Contract.

         1.15 "Contribution" shall have the meaning set forth in Section 2.01.

         1.16 "Contributors" 1.16 shall have the meaning set forth in the preamble.

         1.17 "Culinary Sol Business" shall mean the culinary education and retail business for specialized cooking products conducted by the Contributors at the Rookwood Commons store in Norwood, Ohio prior to the Closing Date.

         1.18 "Domain Names" shall mean those domain names related to the Jif/Crisco Business as listed on Schedule 1.18, and the look and feel of the corresponding Internet sites as currently owned by the Contributors as used in the operation of the Jif/Crisco Business and as currently existing.

         1.19 "Employees" shall have the meaning set forth in Section 1.01 of the Merger Agreement.

         1.20 "Encumbrances" means all liens, security interests, pledges, mortgages, deeds of trusts, charges, options, or other encumbrances.

         1.21 "Environmental Laws" means all federal, state, provincial and local laws, by-laws, rules regulations, orders and permit requirements applicable to the Real Property or to owners or operators thereof or thereon or to the operations or activities conducted thereon, relating to the protection of the environment or to human health or safety, and including without limitation, those environmental laws relating to the generation, manufacture, storage, management, transportation, treatment or disposal of Hazardous Substances, employee and product safety, and the emission or release of Hazardous Substances, nuisance, into the air, surface water, ground water, land surface, subsurface strata or any building or structure.


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         1.22 "Environmental Matter" means any matter arising out of, relating to, or resulting from, pollution, protection of the environment or human health or safety, health or safety of employees, sanitation, nuisance, emissions, discharges, releases or threatened releases of Hazardous Substances or otherwise arising out of, resulting from, or relating to, the generation, manufacture, storage, management, transportation, treatment or disposal of Hazardous Substances or to the application of Environmental Laws.

         1.23 "Environmental Costs and Liabilities" shall mean any and all losses, liabilities, obligations, damages, fines, penalties, judgments, actions, claims, costs and expenses (including, without limitation, fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the costs of investigation and feasibility studies and remedial action) arising from or under any Environmental Law or order or Contract with any Governmental Entity or other Person or any Environmental Matter with respect to Hazardous Substances. Notwithstanding the foregoing, Environmental Costs and Liabilities shall not include those Environmental Costs and Liabilities, if any, arising from Environmental Matters, in connection with any waste disposal sites located off the Real Property to which any Hazardous Substances have been transported by Contributors or Contributors' agents or contractors prior to the Closing Date, regardless of whether such waste disposal sites are disclosed in any schedule to this Agreement.

         1.24 "Equipment" shall mean only those assets as set forth in Schedule 1.24, "where is", and "as is" except as provided in Section 3.02.

         1.25 "Excluded Assets" shall mean any and all assets not expressly listed as Jif/Crisco Assets, whether or not used in the Jif/Crisco Business, including, without limitation, the following assets:

               (a) subject to Section 1.33(k) of this Agreement, cash and equivalents (or similar types of investments), prepaid expenses and accounts receivable related to the Jif/Crisco Assets that exist on the Closing Date;

               (b) insurance policies of the Contributors and their Affiliates pertaining to the Jif/Crisco Assets and all rights of the Contributors and their Affiliates of every nature and description under or arising out of such insurance policies;

               (c) all rights which the Contributors retain under the Ancillary Agreements;

               (d) claims for refunds of Taxes paid by the Contributors and/or their Affiliates arising prior to the Closing Date and relating to periods prior to Closing;

               (e) any Intercompany Contract;

               (f) the Proprietary Information Technology; and

               (g) without limitation, the assets listed in Schedule 1.25(g).

         1.26 "Excluded Liabilities" shall mean all liabilities and obligations of the Contributors, whether known or unknown, accrued or contingent, direct or indirect, whether or


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not of, associated with or arising from the Jif/Crisco Business or the operation thereof or any of the Jif/Crisco Assets, that are not Assumed Liabilities.

         1.27 "Geography" shall mean the United States of America and Canada.

         1.28 "Governmental Entity" shall mean any arbitrator, court, judicial, legislative, administrative or regulatory agency, commission, department, board or bureau or body or other governmental authority or instrumentality or any Person or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, whether foreign, federal, state, provincial, local or other.

         1.29 "Hazardous Substance" means any contaminant, pollutant, waste or other substance that could cause harm or degradation to the environment or adversely affect human health or safety, or is regulated by, or may form the basis for liability under Environmental Laws or that is present in the environment in such quantity or state that it contravenes any Environmental Laws or that its remediation is required by any Environmental Laws.

         1.30 "IAAA" shall have the meaning set forth in Section 5.03(d).

         1.31 "Intercompany Contracts" shall mean all purchase orders, contracts, agreements and other obligations between or among any of the Contributors and any of the Contributors and any of their Affiliates.

         1.32 "Inventory" shall mean, wherever situated, all maintenance supplies, spare parts, raw materials, finished products, goods in-process, and packaging supplies which are exclusively used in connection with the Jif/Crisco Business or of the character included as inventory on the balance sheet delivered as part of the Audited Statements pursuant to Section 3.15, and including without limitation all such items located on the Real Property, all as are owned by the Contributors at the Closing Date.

         1.33 "Jif/Crisco Assets" shall mean only the following assets, properties, rights and interests, wherever situated:

              (a) the Books and Records;

              (b) the claims, interests rights and benefits of the Contributors arising after the Closing Date pursuant to the Contracts;

              (c) the Equipment;

              (d) the Trademarks;

              (e) goodwill exclusively related to the Jif/Crisco Business, but not otherwise specifically identified herein;

              (f) the Real Property;


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              (g) the Inventory;

              (h) the Permits;

              (i) the Domain Names;

              (j) the Technology;

              (k) to the extent that Cash Amount (as defined in the Merger Agreement) is to be paid to holders of JMS Common Stock (as defined in the Merger Agreement) pursuant to Section 3.01(d) of the Merger Agreement, additional working capital in a form reasonably acceptable to JMS in an aggregate amount sufficient for payment in respect of the Cash Amount; and

              (l) all assets exclusively related to the Jif/Crisco Business of the nature set forth on the Audited Statements, other than those assets exclusively related to the Culinary Sol Business.

         Notwithstanding the above, the Jif/Crisco Assets do not include any of the Excluded Assets.

         1.34 "Jif/Crisco Business" shall mean the direct and indirect business of P&G and its affiliates relating to the manufacturing, packaging, distributing and marketing of (i) shortening and oil products for human consumption and (ii) peanut butter and peanut butter-based spread products for human consumption, in each case by or on behalf of the Contributors under one or more Trademarks.

         1.35 "JMS" shall have the meaning set forth in the Recitals.

         1.36 "Knowledge of" means, whether or not capitalized, in the case of an entity, the actual knowledge after due inquiry of the officers of such entity as of the date of the representation, warranty or statement.

         1.37 "Manufacturing Plant Separation Agreement" shall mean the agreement in the form attached hereto as Exhibit 1.37 between Newco and the Contributors, to be executed as of the Closing Date,.

         1.38 "Material" and its variations mean, with respect to an event, circumstance or condition, that such event, circumstance or condition, individually or in the aggregate, has a material adverse effect upon the assets, financial condition or earnings of the Jif/Crisco Business.

         1.39 "Merger" shall have the meaning set forth in the Recitals.

         1.40 "Merger Agreement" shall have the meaning set forth in the Recitals.

         1.41 "Newco" shall have the meaning set forth in the preamble.


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         1.42 "Newco Assertion" shall have the meaning set forth in Section
5.01(b).

         1.43 "Patent Assignment Agreement" shall mean the general assignment of the patents to Newco from P&G as set forth in Schedule 1.43, to be executed as of the Closing Date, which is in substantially the form attached hereto as
Exhibit 1.43.

         1.44 "Patent License Agreement" shall mean that agreement in substantially the form attached hereto as Exhibit 1.44, with respect to a license of patents from P&G to Newco to be executed as of Closing Date. Such licensed patents are set forth in Schedule 1.44.

         1.45 "Patents" shall mean those patents, registrations, and applications therefore set forth in Schedules 1.43 and 1.46.

         1.46 "Patent Assignment and License Agreement" shall mean that agreement with respect to the Culinary Sol Business in substantially the form attached hereto as Exhibit 1.46, between P&G and Newco to be executed as of the Closing Date. Such Assigned and Licensed patents are set forth in Schedule 1.46.

         1.47 "Person" shall mean (as the context requires) an individual, a corporation, a partnership, an association, a trust, a limited liability company, or other entity or organization, including a Governmental Entity.

         1.48 "Permits" mean all licenses, permits, approvals, variances, waivers or consents, to the extent transferable without consent, issued by any Governmental Entity exclusively related to the Jif/Crisco Business.

         1.49 "P&G" shall have the meaning set forth in the preamble.

         1.50 "P&G Assertion" shall have the meaning set forth in Section
5.02(b).

         1.51 "Proprietary Information Technology" shall mean the list of software and computer programs and information technology to be part of the Excluded Assets, as identified in Schedule 1.51.

         1.52 "Real Property" shall mean all right, title and interest in or to the improved and unimproved land listed or described in Schedule 1.52, and all buildings, structures, erections, improvements, appurtenances, and fixtures situated on or forming part of such land.

         1.53 "Shareholders Agreement" shall mean the agreement dated as of October 9, 2001 among P&G and certain shareholders of JMS and is attached as Exhibit B to the Merger Agreement.

         1.54 "Spin Off" shall have the meaning set forth in the Recitals.

         1.55 "Tax Sharing Agreement" shall mean the Tax Sharing Agreement between the Contributors and Newco which will be in the form attached hereto as
Exhibit 1.55.

         1.56 "Taxes or Tax" means all U.S. and non-U.S., federal, state, provincial, local and


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other taxes, fees, levies, duties and other assessments or charges of whatever kind (including without limitation, income, sales, use, excise, stamp, transfer, property, value added, recording, registration, intangible, documentary, goods and services, real estate, sales, payroll, gains, gross receipts, withholding and franchise taxes) together with any interest, penalties, or additions payable in connection with such taxes, fees, levies, duties or other assessments or charges.

         1.57 "Technology" shall mean the Patents plus any of the Contributors non-patented formulations, trade secrets, process knowledge, and technological and manufacturing know-how, in each case, exclusively used in the Jif/Crisco Business as of the Closing Date.

         1.58 "Trademarks" shall mean those trademarks, registrations and applications therefore set forth in Schedule 1.58 and the goodwill associated therewith.

         1.59 "Trademark Assignment Agreement" shall mean the general assignment of the Trademarks to Newco from P&G to be executed as of the Closing Date, which will be substantially in the form attached hereto as Exhibit 1.59. Individual Trademark assignment documents, by country, will be prepared and filed as provided in Section 4.05 of this Agreement.

         1.60 "Transitional Services Agreement" shall mean the agreement, in the form attached hereto as Exhibit 1.60, between Newco and the Contributors, to be executed as of the Closing Date, dealing with the short-term and long-term provisions of certain services of the Contributors to Newco.

         Other definitions are found in the following sections:

                  "Audited Statements"                 Section 3.15

                  "Balance Sheet Date"                 Section 3.15

                  "ERISA"                              Section 3.14

                  "ERISA Affiliate"                    Section 3.14

                  "Intellectual Property"              Section 3.10


                                   ARTICLE II

          TRANSFER AND CONTRIBUTION OF JIF/CRISCO ASSETS; ASSUMPTION OF
          -------------------------------------------------------------
                              CERTAIN LIABILITIES
                              -------------------

         2.01 CONTRIBUTION AND ASSUMPTION OF LIABILITIES. In accordance with the terms and upon the conditions of this Agreement, on the Closing Date, but prior to the closing of the Merger, the Contributors will convey, assign, transfer and deliver (the "CONTRIBUTION") to Newco, and Newco will acquire and accept, all of the Contributors' right, title and interest in and to the Jif/Crisco Assets, and Newco will assume the Assumed Liabilities.


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         2.02 DELIVERY OF CLOSING DOCUMENTS.

         (a) On the Closing Date, but prior to the closing of the Merger, the Contributors shall deliver to Newco, the following:

             (i) an instrument of assignment in a form reasonably acceptable to the Contributors, Newco and JMS for the Jif/Crisco Assets that will not be transferred pursuant to specific documents described elsewhere in this Section 2.02;

             (ii) such other documents as are, in the reasonable opinion of counsel for the Contributors, Newco and JMS, necessary or desirable to transfer the Assumed Liabilities and the Jif/Crisco Assets to Newco; and

             (iii) transfer deeds of land for the Real Property in a form reasonably acceptable to the Contributors, Newco and JMS.

         (b) On the Closing Date, but prior to the closing of the Merger, the Contributors and Newco concurrently will duly execute and deliver to each other the Ancillary Agreements.

         (c) On the Closing Date, but prior to the closing of the Merger, Newco shall deliver to the Contributors any documents as are in the reasonable opinion of counsel for the Contributors necessary or desirable for Newco to assume the Assumed Liabilities and to acquire the Jif/Crisco Assets.

         2.03 INTERDEPENDENCE. The transfers and deliveries described in this
Article II are mutually interdependent and are to be regarded as occurring simultaneously on the Closing Date and prior to the closing of the Merger. Unless agreed to in writing by the Contributors and Newco, no such transfer or delivery will become effective until all other transfers and deliveries provided for in this Article II have also become effective.

         2.04. CONTRACTS. Notwithstanding the provisions of Section 2.01, no Contract shall be deemed to be assigned to Newco as of the Closing unless it is freely assignable or consent for assignment has been obtained prior to the Closing.



                                   ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTORS

         The Contributors hereby represent and warrant to Newco:

         3.01 AUTHORITY. The Contributors have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All corporate proceedings on the part of the Contributors that are necessary to approve and authorize the execution and delivery of this Agreement and the consummation of the transactions


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contemplated hereby have occurred, and this Agreement is a valid and binding obligation of the Contributors, enforceable against the Contributors in accordance with its terms and the other Ancillary Agreements will be valid and binding obligations of the Contributors enforceable against the Contributors in accordance with their terms upon execution and delivery to Newco, in each case, subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors rights and remedies generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief.

         3.02 EQUIPMENT AND REAL PROPERTY. The Equipment is in good working condition, except where not Material. Notwithstanding the foregoing, the Equipment and Real Property is contributed by the Contributors and accepted by Newco on a "where is", "as is" basis. Newco has had the opportunity to inspect the Equipment and the Real Property and expressly agrees on the above. The Contributors disclaim any and all express or implied warranties, including without limitation the warranties of merchantability or fitness for any purpose, with respect to the Equipment and/or the Real Property. The Equipment is sufficient to manufacture the types of products of the Jif/Crisco Business as such products are currently being manufactured by the Contributors in such quantities and on such specifications as currently manufactured by the Contributors.

         3.03 ENVIRONMENTAL MATTERS.

         (a) Except as set forth in Schedule 3.03(a), to the Knowledge of P&G, at the Closing, the Contributors possess all licenses, permits and other approvals within the Geography of Governmental Entities necessary to enable them to carry on the Jif/Crisco Business as it is currently conducted;

         (b) Except as set forth in Schedule 3.03(b), to the Knowledge of P&G, no spills, discharges or other releases of Hazardous Substances have occurred in, on or beneath the Real Property;

         (c) Except as set forth in Schedule 3.03(c), to the Knowledge of P&G, there are no underground storage tanks at the Real Property;

         (d) Except as set forth in Schedule 3.03(d), to the Knowledge of P&G, there are no friable asbestos-containing materials, PCB's or PCB-containing equipment at the Real Property;

         (e) Newco acknowledges that the Contributors have made the Jif/Crisco Assets available to Newco for inspection and have shared with Newco that certain Phase I Environmental Site Assessment of the Real Property prepared by Arcadis G&M for The Procter & Gamble Company and The Procter & Gamble Manufacturing Company dated June 21, 2001 and June 29, 2001, respectively (collectively "Phase I Studies"). Except as may be, and only to the extent, expressly set forth in this Agreement, the Contributors make no representations, warranties, covenants or declarations whatsoever as to the nature, quality, quantity, condition, development potential or fitness for purpose of any of the Jif/Crisco Assets, including but not limited to the presence or absence of any Environmental Matter, or otherwise;

         (f) Except as set forth in Schedule 3.03(f), to the Knowledge of P&G, the Real Property is not listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS, or on any other similar state list of sites requiring investigation or cleanup; and


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         (g) Except as set forth in Schedule 3.03(g), for the past 3 years, there have been no, and to Contributors' Knowledge threatened, (i) claims, complaints, notices or requests for information concerning the Jif/Crisco Business with respect to any alleged violation of Environmental Laws, or (ii) complaints, notices or requests for information concerning the Jif/Crisco Business regarding potential liability under any Environmental Laws.

         (h) For purposes of Section 1.05(c)(i) and this Section 3.03 and the disclosures contained herein, any reference to the Phase I Studies shall be deemed to be adequate disclosure only if a matter contained in such Phase I Studies provides reasonably specific notice of an Environmental Matter.

         3.04 FINDER'S FEES AND COMMISSIONS. None of the Contributors has any liability or obligation to pay any fees or commissions to any broker, finder or other agent with respect to the transactions contemplated by this Agreement for which Newco or JMS could become liable or obligated.

         3.05 AUTHORIZATIONS. No Authorization is needed by the Contributors for the execution, delivery, or performance of this Agreement and the consummation of the transactions contemplated hereby in the Geography, except as set forth in
Schedule 3.05.

         3.06 INTELLECTUAL PROPERTY. Except as set forth in Schedule 3.06 or where not Material, to the Knowledge of P&G, the Contributors' use of the Trademarks and Patents in the Jif/Crisco Business as currently conducted by the Contributors, does not infringe any trademark, trade name, service mark or patent, as the case may be, of any third party within the Geography. The Patents, Trademarks, Domain Names and the patents to be licensed on Schedule
1.44 (collectively the "Intellectual Property") are all the patents, trademarks and domain names used in the Jif/Crisco Business at the Closing Date without giving effect to "Trademarks" in the definition of Jif/Crisco Business.- Except as set forth in Schedule 3.06 or where not Material, during the past 2 years no third party has made, or to the Knowledge of Contributors threatened, any claim or demand or instituted any Action and Contributors have not received any written notice that (i) challenges the rights of the Contributors in respect of any of the Patents, Domain Names or Trademarks, (ii) asserts that the operation of the Jif/Crisco Business is or was infringing, misappropriating or otherwise violating the intellectual property rights of any third party, or (iii) asserts that the Contributors are required to pay any royalty, license fee, charge or other amount with regard to any intellectual property rights of a third party. None of the Patents, Domain Names or Trademarks is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any Governmental Entity, except where not Material.

         3.07 LITIGATION AND CLAIMS. There is no Action pending or, to the Knowledge of P&G, threatened against or involving the Contributors arising out of the Contributors' operation of the Jif/Crisco Business with stated claims exceeding One Thousand ($1000) United States Dollars or which questions or challenges the validity of this Agreement or any action to be taken pursuant hereto, except as set forth in Schedule 3.07 or where such litigation will not have a material adverse effect on the ability of the Contributors to consummate the transactions contemplated hereby or on Newco's ability to operate the Jif/Crisco Business following the Closing.

         3.08 ORGANIZATION AND GOOD STANDING. The Contributors are corporations duly organized, validly existing, and in good standing under the laws of their respective countries or states of incorporation and are duly authorized to do business therein, with full corporate power to own their properties and conduct the Jif/Crisco Business as presently conducted by them, except where not Material or will not have a material adverse effect on the ability of the Contributors to consummate the transactions contemplated hereby or on Newco's ability to operate the Jif/Crisco Business following the Closing.

         3.09 TITLE TO PROPERTIES; ENCUMBRANCES. The Contributors have good, valid and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all Jif/Crisco Assets, except where not Material, in each case as such property is currently being used, subject to no Encumbrances, except for (a) Encumbrances reflected in the Jif/Crisco balance sheet delivered as part of the Audited Statements pursuant to Section 3.15 of this Agreement; (b) Encumbrances consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or impair the use of, the property that will be contributed to Newco; (c) Encumbrances for current taxes, assessments or governmental charges or levies on property not yet due or which are being contested in good faith and for which appropriate reserves have been created; (d) Encumbrances of record;
(e) Encumbrances set forth on Schedule 3.09; and (f) Encumbrances that are not Material. Each of P&G and its Subsidiaries is in compliance with the terms of all leases of tangible properties that will be contributed to Newco to which it is a party and under which it is in occupancy, and all such leases are in full force and effect, in each case except where not Material.

         3.10 VIOLATIONS/BREACHES. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not violate any law, rule or regulation or order, judgment, or decree within the Geography binding on the Contributors and will not result in a breach of any term of the certificate of incorporation, code of regulation or by-laws of the Contributors or of any contract, agreement or other instrument to which any of the Contributors is a party, except where not Material or will not have a material adverse effect on the ability of the Contributors to consummate the transactions contemplated hereby or on Newco's ability to operate the Jif/Crisco Business following the Closing.

         3.11 COMPLIANCE WITH APPLICABLE LAWS. Except as set forth in Schedule
3.11 or where not Material, the Jif/Crisco Business is being conducted in compliance with all statutes, laws, ordinances, rules, orders and regulations applicable within the Geography.

         3.12 CONTRACTS. Except as set forth in Schedule 3.12(a), to the Knowledge of P&G, each Contract is in full force and effect and is enforceable by the Contributors in accordance with its terms, except where not Material. Except as set forth in Schedule 3.12(b), or where not Material, each of the Contributors has performed all obligations required to be performed by it to date under the Contracts and is not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder. No Intercompany Contract is material to the operation of the Jif/Crisco Business as presently conducted.

         3.13 REGULATORY MATTERS.

         (a) Except as set forth in Schedule 3.13(a), to the Knowledge of P&G, there are no facts:

             (i) which would furnish a substantial basis for the recall, withdrawal or suspension of any products of the Jif/Crisco Business by the United States Food and Drug Administration ("FDA") or any other competent US governmental regulatory agency;

             (ii) which, in the Geography, would otherwise reasonably be expected to cause the Jif/Crisco Business to withdraw, recall or suspend any products of the Jif/Crisco Business from the market or to change the marketing classification of any products of the Jif/Crisco Business or to terminate or suspend testing of any products of the Jif/Crisco Business;

         (b) Schedule 3.13(b) contains an accurate and complete list, as of the date hereof, of:

             (i) all products which have been recalled by the Jif/Crisco Business (whether voluntarily or otherwise) at any time during the past two (2) years; and

             (ii) all proceedings (whether completed or pending) at any time during the past two (2) years seeking the recall, suspension or seizure of any products of the Jif/Crisco Business.

         3.14 EMPLOYMENT MATTERS.

         (a) No Labor Commitments. Except as otherwise disclosed on Schedule 3.14(a) as of the date hereof, in the Geography, the Jif/Crisco Business (i) is not obligated by or subject to any collective bargaining agreement, selection of a collective bargaining representative for employees, order of the National Labor Relations Board or other labor board of administration, or any unfair labor practice decision and (ii) has not received notice of its being a party to any labor dispute or unfair practice proceeding with respect to claims of, or obligation to, the Employees.

         (b) Immigration Matters. To the Knowledge of P&G, in the Geography, the Jif/Crisco Business is in material compliance with all immigration laws, statutes and regulations, including the Immigration Reform and Control Act of 1986; and is in possession of adequate documentation to demonstrate a pattern of compliance relating to immigration matters.

         (c) Compliance of Plans with ERISA and Code. As used in this Section 3.14(c), the terms "Employee Pension Benefit Plan", "Employee Welfare Benefit Plan", shall have the respective meanings assigned to such terms in Section 3 of the Employee Retirement Income Security Act of 1974 ("ERISA"). Except where not Material, to the Knowledge of P&G, all ERISA plans, as defined in Section 3.14(c), are in material compliance with the provisions of ERISA, the applicable provisions of the Code and all other applicable laws, regulations and pronouncements. With respect to all Employee Pension Benefit Plans intended to qualify under Section 401(a) of the Code, the Contributors have, prior to the date hereof, received a favorable determination letter. To the extent that such Plans have been amended since the date of receipt of the latest determination letter, none of the Contributors are aware of any information that would indicate that such amendments have adversely affected the status of such ERISA plan. The Contributors have complied with all plan qualification requirements of 401(a) of the Code, as amended by the Tax Reform Act of 1986, so as to maintain the qualified status of each Employee Pension Benefit Plan for Federal income tax purposes. Except as set forth in Schedule 3.14(c) or where not Material, to the Knowledge of P&G, as of the date hereof:

             (i) all Employee Pension Benefit Plans that are subject to the Minimum Funding Standards of Section 412 of the Code and Section 302 of ERISA have met those standards, and no Employee Pension Benefit Plan of the Contributors and any other entity which is under common control with the Contributors or is treated as a single employer under Sections 414(b), (c), (m), or (o) of the Code ("ERISA Affiliates") has incurred any accumulated funding deficiency (as defined in
Section 4971(c) of the Code);

             (ii) the Contributors and ERISA Affiliates have made all payments due from them to date under or with respect to each Plan, and all amounts properly accrued to date as liabilities of the Contributors and ERISA Affiliates under or with respect to each Plan have been recorded on the books of the Contributors or ERISA Affiliates to the extent required by generally accepted accounting principles;

             (iii) each employee benefit plan sponsored or maintained, or contributed to, by the Contributors or ERISA Affiliates with respect to the Jif/Crisco Business employees has complied with the reporting and disclosure requirements of Title I of ERISA;

             (iv) no facts have occurred which have resulted or would result in a prohibited transaction within the meaning of Section 406 of Title I of ERISA (and not exempt under Section 408 of ERISA) or in the imposition of any material excise tax pursuant to Section 4975 of the Code with respect to any Plan;

             (v) to the Knowledge of P&G and ERISA Affiliates, there have been no breaches of fiduciary duty or violations of Part 4 of Subtitle B, Title I of ERISA by the administrators, trustees or other fiduciaries of any Plan with respect to such ERISA plan;

             (vi) each of the Contributors and ERISA Affiliates has performed all material obligations required to be performed by them under, and is not in default under, or in violation of, any material provision of any ERISA plan;

             (vii) to the Knowledge of each P&G and ERISA Affiliates, there are no actions, suits or claims pending (other than routine claims for benefits) or threatened against any ERISA plan;

             (viii) the Contributors and ERISA Affiliates never participated in, and are not obligated to contribute to any employee pension benefit plan which is a multi-employer plan; and

             (ix) the Contributors and any ERISA Affiliate have complied with the notice and continuation requirements of COBRA health care continuation coverage under 4980B of the Code (or any predecessor provision) and the regulations thereunder. For purposes of this Section 4.14, materiality shall refer to a liability or 1088, taxes, penalties, interest and related legal fees, with such determination being made on the basis of the aggregate of affected participants of a benefit plan and not with respect to any single participant;

         (d) Overtime, Back Wages, Vacation, Minimum Wages and Workers' Compensation. To the Knowledge of P&G, except as set forth in Schedule 3.14(e) or where otherwise not Material, in the Geography, no present or former Employee has any valid and enforceable claim (whether under any foreign or domestic law) under any employment agreement, or otherwise on account of or for (i) overtime pay, other than overtime pay for the current payroll period, (ii) wages or salary for any period other than the current payroll period, (iii) vacation or time off (or pay in lieu thereof), other than that earned in respect of the previous twelve months, (iv) any violation of any statute, ordinance or regulation relating to minimum wages or maximum hours of work, or (v) workers' compensation.

         (e) Discrimination, Occupational Safety and Other Statutes and Regulations. To the

Knowledge of P&G, except as set forth in Schedule 3.14(f), in the Geography, there is no valid and enforceable claim, against the Jif/Crisco Business arising out of any breach or violation by the Contributors of any federal, state of foreign statute, ordinance or regulation relating to discrimination in employment or employment practices or child labor or occupational safety and health standards including without limitation, The Occupational Safety and Health Act, The Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, Executive Order 11246, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, which claim, action or proceeding is or would be Material.

         3.15 FINANCIAL STATEMENTS; ABSENCE OF CHANGES.

         (a) Attached as Schedule 3.15(a) are true and correct copies of the audited special purpose statements of inventory and property, plant and equipment - net as of June 30, 2001 (the "Balance Sheet Date") and June 30, 2000, together with the audited statements of revenues, direct cost of products sold, direct marketing expenses and direct administrative and other expenses of the Jif/Crisco Business and the Culinary Sol Business for the years ended June 30, 2001, 2000 and 1999 and the related supplemental schedules of direct cost of products sold accompanied by the reports thereon of Deloitte and Touche LLP (the "Audited Statements"). The Audited Statements were derived from the books and records of the Contributors and were prepared in accordance with generally accepted accounting principles of the United States, as in effect from time to time, applied on a consistent basis, and present fairly in all material respects the statements of inventory and property, plant and equipment - net and the related statements of revenues, direct cost of products sold, direct marketing expense and direct administrative and other expenses of the Jif/Crisco Business and the Culinary Sol Business as at the dates and for the periods represented therein;

         (b) Except as set forth on Schedule 3.15(b) or as required or expressly permitted by this Agreement, since June 30, 2001, the Contributors have operated the Jif/Crisco Business in the ordinary course of business and there has not occurred any event, occurrence or conditions which has had an adverse effect, except where not Material.

         3.16 ACTIVITIES OF NEWCO. Newco has not conducted any activities other than in connection with the organization of Newco, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. After the Contribution, Newco will hold the Jif/Crisco Assets and will be liable for the Assumed Liabilities and will not hold any other assets or be obligated for any other liabilities.

         3.17 INVENTORY. The inventories of finished products of the Jif/Crisco Business on hand as of the Closing Date are of a good and merchantable quality and are usable and salable in the ordinary course of business.



                                   ARTICLE IV

                                    COVENANTS

         4.01 BULK TRANSFER LAWS. Newco waives compliance by the Contributors with any laws relating to bulk transfers and bulk sales applicable to the transactions contemplated by this Agreement.

         4.02 COOPERATION IN LITIGATION. For a period of three (3) years after the Closing Date, the Contributors and Newco will, in the defense of any third-party Action relating to the Jif/Crisco Business, make available during normal business hours, but without unreasonably disrupting their respective businesses, all personnel and records of the Jif/Crisco Business reasonably necessary to permit the effective defense or investigation of such Action. If information other than that pertaining to the Jif/Crisco Business is contained in such records, the Contributors and Newco will either agree that such information may be omitted or redacted by the producing party, or will enter into appropriate secrecy commitments to protect such information.

         4.03 COOPERATION OF THIRD PARTIES. Where the cooperation of third parties such as insurers or trustees would be necessary in order for a party to completely fulfill its obligations under this Agreement and the Ancillary Agreements, such party will use all reasonable efforts to cause such third parties to provide such cooperation.

         4.04 EXPENSES. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, the Contributors and Newco will bear their own costs and expenses, except that all Taxes in connection with the transactions contemplated by this Agreement (except Taxes on the income of the Contributors or Newco) will be borne by Contributors. To the extent a withholding Tax or other fee is deducted with respect to a payment between Newco and the Contributors, or with any third parties, the amount of Tax or other fee so withheld will be for the account of the Contributors. Newco will provide copies to the Contributors of all receipts from any Governmental Entity evidencing payment of such Taxes and other fees and will assist the Contributors in claiming relief from double taxation.

         4.05 INTELLECTUAL PROPERTY ASSIGNMENT/RECORDATION/MAINTENANCE.

              (a) Newco will be responsible for, and will pay all expenses (whether incurred before or after the Closing Date) involved in notarization, authentication, legalization and/or consularization of the signatures of the Contributors' representatives on the Trademark Assignment Agreement, the Patent Assignment Agreement and the Trademark and Domain Name documents, by country, and recording such assignment documents with the appropriate Governmental Entities. Assignment documents, by country, will be provided by the Contributors, at Newco's expense, for approval by Newco. The Contributors will be responsible for, and will pay all expenses (whether incurred before or after the Closing Date) involved in notarization, authentication, legalization and/or consularization of the signatures of the Contributors' representatives on all assignment documents.

              (b) The Contributors will pay all expenses related to the maintenance of Patents for six (6) months from and after the Closing Date, and Newco will reimburse the Contributors for such expenses. After this six-month period, Newco will be solely responsible for maintenance of the Patents. Newco will be responsible for, and will pay all expenses related to the maintenance of Trademarks and Domain Names from and after the Closing Date. If the Contributors receive any bills or invoices for expenses related to the maintenance of Trademarks and Domain Names, from and after the Closing Date, or maintenance of Patents, after six months from and after the Closing Date, then the Contributors will forward to Newco such bills or invoices for payment by Newco.

              (c) The Contributors will pay all bills and invoices for Trademark and Patent expenses which are received after the Closing Date but which relate to work performed for the benefit of the Contributors before the Closing Date or to maintain the Trademarks, Domain Names and Patents prior to the Closing Date. The phrase "WORK PERFORMED FOR THE BENEFIT OF THE CONTRIBUTORS" will not include any work, whether performed before or after the Closing Date, related to the transfer of the Trademarks, Domain Names and Patents, and the Contracts and certain purchase orders, contracts, agreements and other obligations, other than that specifically assumed by the Contributors pursuant hereto.

         4.06 FURTHER ASSURANCES; BOOKS AND RECORDS. From time to time after the Closing Date, the Contributors and Newco will, and will cause their respective Affiliates to, promptly execute and deliver, without consideration, such documents as any of them may reasonably request, including, without limitation, assignment and assumption agreements with respect to the Contracts, deeds, bills of sale, consents and other instruments in addition to those specified in this Agreement, in such form as may be appropriate, or take any additional actions, if reasonably necessary or advisable in connection with the consummation of the transactions contemplated by this Agreement to more effectively transfer, convey and assign to Newco, and to put Newco in actual possession and control of, the Jif/Crisco Assets, including without limitation obtaining any necessary third party consents or approvals. In addition, Contributors shall promptly provide Newco with copies of books and records to the extent that they are related to the Jif/Crisco Business and to the extent they already exist, upon Newco's reasonable request.

         4.07 USE OF P&G'S NAME OR REPUTATION; PACKAGING MATERIALS; ADVERTISING. Except as specifically set forth herein, including to the extent that any items constitutes a Jif/Crisco Asset, Newco will not operate the Jif/Crisco Business utilizing, based on or taking advantage of the name, reputation or corporate goodwill of the Contributors. Newco will cease use of packaging, advertising, sales and promotional materials bearing any of the Contributors' corporate names, product identification numbers or consumer information telephone numbers beginning six (6) months after the Closing Date, or such shorter period if limited by the requirements of any law, rule or regulation or if new product labeling and/or packaging is printed within such six (6) month time period. Newco will maintain quality standards for products of the Jif/Crisco Business at least equal to those maintained by the Contributors at the time of the Closing Date for so long as Newco continues to use any packaging, advertising, sales or promotional materials bearing the corporate names, product identification numbers or consumer information telephone numbers of the Contributors.

         4.08 ASSIGNMENT, ASSUMPTION AND CONSENT. The Contributors will use reasonable efforts to obtain the consent of any third-party to any Contract, which consent is required for the assignment of any such Contract. For no consideration, the Contributors will, convey, assign, transfer and deliver to Newco, and Newco will acquire, accept and assume such Contract, after obtaining such required consent, if obtained, and at or after the Closing Date. If such consent cannot be obtained, Contributors shall use commercially reasonable efforts to provide Newco the benefits of such Contracts at Newco's expense. Contributors' only liability for any Contract that is not assigned to Newco or JMS shall be limited to Contributors' obligations pursuant to this Section 4.08.

         4.09 REMOVAL OF ASSETS. Except for those Books and Records and other documents described in the Transitional Services Agreement and/or the Manufacturing Plant Separation Agreement, all tangible Jif/Crisco Assets not located on the Real Property will be removed and shipped by the Contributors to Newco within a time frame reasonably agreed by the parties after the Closing Date from the Contributors' premises, at Newco's expense and in a manner so as to not unreasonably interfere with the Contributors' operations and to not cause damage to such premises; provided, however, the Contributors will be entitled to retain originals or copies, made at Newco's expense, of Books and Records related to Trademarks and Patents to the extent necessary for the Contributors to perform the obligations set forth in Section 4.05. The Contributors will ship to Newco all Books and Records and other documents described in the Transitional Services Agreement or the Plant Separation Agreement within fourteen (14) days after the expiration of the Transitional Services Agreement or the Plant Separation Agreement, respectively, upon the same terms (described in the preceding sentence) as other Jif/Crisco Assets.

         4.10 PREPAID MATTERS. Newco will reimburse the Contributors for any Jif/Crisco Asset which is received or service which is performed for the benefit of Newco after the Closing Date pursuant to any Contract or purchase order, contract, agreement or other obligation transferred to Newco pursuant to Section
4.08 which was paid by the Contributors previous to the Closing Date. Newco will pay any reimbursement to be made as per this Section 4.10 by wire transfer to an account specified by the Contributors within 5 (five) business days following Newco's receipt of such Jif/Crisco Asset or performance of service at its actual cost.

         4.11 TRANSFERRING EMPLOYEES. Immediately prior to the Closing Date, any person who is a Newco Employee (as defined in the Merger Agreement) shall cease to be an employee of the Contributors and shall automatically become an employee of Newco.

         4.12 COUPONS. The Contributors will remain liable for redemption of and administrative costs relating to all coupons set forth in Schedule 4.15 and distributed before, but redeemed at P&G's coupon redemption center no later than sixty (60) days after, the Closing Date.

         4.13 PRODUCT RETURNS. Newco will assume responsibility for all returns of products of the Jif/Crisco Business shipped prior to, but returned after, the Closing Date, as well as all products of the Jif/Crisco Business shipped after the Closing Date. No party hereto will undertake any action to encourage returns of products of the Jif/Crisco Business other than in the ordinary course of business.

         4.14 PORTION PAC AGREEMENT. P&G shall provide notice to Portion Pac Inc. terminating the Portion Pac Agreement, which notice shall be in the form and given in the manner required by the Portion Pac Agreement, not later than 3 Business Days after all of the conditions set forth in Section 7.03 of the Merger Agreement have been fulfilled.


                                    ARTICLE V

                         INDEMNIFICATION AND ARBITRATION

         5.01 INDEMNIFICATION BY THE CONTRIBUTORS.

              (a) Subject to the terms and conditions of this Agreement, P&G, on behalf of itself and the other Contributors, jointly and severally, will defend, indemnify and hold Newco harmless from and against all claims, losses, liabilities, damages, costs and expenses (including without limitation reasonable fees and expenses of attorneys incurred in investigation or defense of any third-party Action, but excluding fees, costs and expenses of attorneys, accountants, consultants and other experts and witnesses incurred in the investigation or prosecution of any non-third-party Action) arising out of or related to an Excluded Liability or breach of a representation or warranty (except for any representation or warranty to the extent such representation or warranty relates to Environmental Matters, including without limitation the representations and warranties set forth in Section 3.03) or covenant of the Contributors in this Agreement.

              (b) Promptly after receipt by Newco of notice of any third-party Action in respect of which indemnity may be sought against P&G hereunder (for purposes of this Section 5.01, a "NEWCO ASSERTION"), Newco will notify P&G in writing of the Newco Assertion, but the failure to so notify P&G will not relieve P&G of any liability it may have to Newco, except to the extent P&G demonstrates that it has suffered actual prejudice thereby. P&G will be entitled to participate in and, to the extent P&G elects by written notice to Newco within thirty (30) days after receipt by P&G of notice of such Newco Assertion, to assume the defense of such Newco Assertion (unless Newco is also a party to such Action and Newco determines in good faith that joint representation would be inappropriate), at P&G's own expense, with counsel chosen by it which will be reasonably satisfactory to Newco. With respect to any such Newco Assertion, Newco will promptly provide P&G with: (i) notice and copies of any documents served upon Newco; and (ii) all reasonable cooperation which P&G deems necessary to defend such Newco Assertion, including, without limitation, providing P&G and its outside attorneys access to any potentially-relevant documents, information, or individuals within the control of Newco, other than any privileged documents. If business information of Newco other than that pertaining to the Jif/Crisco Business is contained in such documents or information, P&G and Newco will enter into appropriate secrecy commitments to protect such documents or information. Notwithstanding that P&G may have elected by written notice to assume the defense of any Newco Assertion, Newco will have the right to participate in the investigation and defense thereof, with separate counsel chosen by Newco, but in such event the fees and expenses of Newco (above those which would otherwise have been incurred) and such separate counsel will be paid by Newco.

              (c) Notwithstanding anything in this Section 5.01 to the contrary:
(i) P&G will have no obligation with respect to any Newco Assertion if, in connection therewith, Newco, without the written consent of P&G, which consent shall not be unreasonably withheld or delayed, settles or compromises any Action or consents to the entry of any judgment; and (ii) P&G will not, without the written consent of Newco with respect to any Newco Assertion: (A) settle or compromise any Action or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to Newco of a duly executed written release of Newco from all liability in respect of such Action, which release will be reasonably satisfactory in form and substance to counsel for Newco; or (B) settle or compromise any Action in any manner that, in the reasonable judgment of Newco or its counsel, will materially adversely affect Newco other than as a result of money damages or other money payments.

              (d) Upon the payment of any settlement or judgment pursuant to this Section 5.01 with respect to any Newco Assertion, P&G will be subrogated to all rights and remedies of Newco against any third party in respect of such Newco Assertion to the extent of the amount so paid by P&G.

              (e) The indemnity provided for by this Section 5.01 will be Newco's exclusive source of recovery against P&G with respect to matters covered hereby.

         5.02 INDEMNIFICATION BY NEWCO.

              (a) Subject to the terms and conditions of this Agreement, Newco will defend, indemnify and hold P&G harmless from and against all claims, losses, liabilities, damages, costs and expenses (including without limitation reasonable fees and expenses of attorneys incurred in investigation or defense of any third-party Action, but excluding fees, costs and expenses of attorneys, accountants, consultants and other experts and witnesses incurred in the investigation or prosecution of any non-third-party Action) arising out of or related to an Assumed Liability or breach of a representation, warranty or covenant of Newco in this Agreement.

              (b) Promptly after receipt by P&G of notice of any Action in respect of which indemnity may be sought against Newco hereunder (for purposes of this Section 5.02, a "P&G ASSERTION"), P&G will notify Newco in writing of any P&G Assertion, but the failure to so notify Newco will not relieve Newco of any liability it may have to P&G, except to the extent Newco demonstrates that it has suffered actual prejudice thereby. Newco will be entitled to participate in and, to the extent Newco elects by written notice to P&G within thirty (30) days after receipt by Newco of notice of such P&G Assertion, to assume the defense of such P&G Assertion, at its own expense, with counsel chosen by it which will be reasonably satisfactory to P&G. With respect to any such P&G Assertion (unless Contributors are also parties to such Action and

Contributors determine in good faith that joint representation would be inappropriate), P&G will promptly provide Newco with: (i) notice and copies of any documents served upon P&G; and (ii) all reasonable cooperation which Newco deems necessary to defend such P&G Assertion, including without limitation providing Newco and its outside attorneys access to any potentially-relevant documents, information, or individuals within the control of P&G, other than any privileged documents. If business information of P&G other than that pertaining to the Jif/Crisco Business is contained in such documents or information, P&G and Newco will enter into appropriate secrecy commitments to protect such documents or information. Notwithstanding that Newco may have elected by written notice to assume the defense of any P&G Assertion, P&G will have the right to participate in the investigation and defense thereof, with separate counsel chosen by P&G, but in such event the fees and expenses of P&G (above those which would otherwise have been incurred) and such separate counsel will be paid by P&G.

              (c) Notwithstanding anything in this Section 5.02 to the contrary:
(i) Newco will have no obligation with respect to any P&G Assertion if, in connection therewith, P&G, without the written consent of Newco, , which consent shall not be unreasonably withheld or delayed, settles or compromises any Action or consent to the entry of any judgment; and (ii) Newco will not, without the written consent of P&G with respect to any P&G Assertion: (A) settle or compromise any Action or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to P&G of a duly executed written release of P&G from all liability in respect of such Action, which release will be reasonably satisfactory in form and substance to counsel for P&G; or (B) settle or compromise any Action in any manner that, in the reasonable judgment of P&G or its counsel, will materially adversely affect P&G other than as a result of money damages or other money payments.

              (d) Upon the payment of any settlement or judgment pursuant to this Section 5.02 with respect to any P&G Assertion, Newco will be subrogated to all rights and remedies of P&G against any third party in respect of such P&G Assertion to the extent of the amount so paid by Newco.

              (e) The indemnity provided for by this Section 5.02 will be P&G's exclusive source of recovery against Newco with respect to matters covered hereby.

         5.03 DISPUTE RESOLUTION.

              (a) Any Action asserted by P&G against Newco or by Newco against P&G (a "CLAIM") arising out of or related to this Agreement or any Ancillary Agreement, including without limitation any Claim for indemnification pursuant to Article V hereof or any issue as to whether or not a Claim is arbitrable, will be resolved pursuant to the procedures described in this Section 5.03.

              (b) Should any Claim arise, P&G and Newco will first attempt to resolve such Claim by entering into good faith negotiations by or among their appropriate employees or officers. Such negotiations will commence as soon as practicable after P&G and Newco have each received notice of such Claim, but no later than ten (10) days after such receipt, and will terminate thirty (30) calendar days after such commencement. During negotiations, P&G and

Newco will not have the right to any discovery, unless agreed by each of P&G and Newco.

              (c) Any Claim which has not been resolved pursuant to Section 5.03(b) of this Agreement will be referred to good faith negotiations by or among one or more Vice Presidents of P&G and Newco. Such negotiations will commence as soon as practicable after termination of the negotiations described in Section 5.03(b), but not later than ten (10) business days thereafter, and will terminate thirty (30) calendar days after such commencement. During the negotiations, P&G and Newco will not have the right to any discovery, unless otherwise agreed by P&G and Newco.

              (d) Any Claim which has not been resolved pursuant to Section 5.03(c) of this Agreement will be determined by arbitration. The arbitration will be conducted by one arbitrator, who will be appointed pursuant to the International Arbitration Rules of the American Arbitration Association ("IAAA"). The arbitration will be held in Columbus, Ohio and will be conducted in accordance with the rules of the IAAA, except that the rules set forth in this Section 5.03(d) will govern such arbitration to the extent they conflict with the rules of the IAAA. P&G and Newco will use commercially reasonable efforts to cause the arbitration to be conducted in an expeditious manner. P&G and Newco will use commercially reasonable efforts to cause the arbitration to be completed within sixty (60) days after selection of the arbitrator. In the arbitration, Ohio law will govern, except to the extent that those laws conflict with the IAAA and the provisions of this Section 5.03(d). There will be no discovery, except as the arbitrator will permit following a determination by the arbitrator that the Person seeking such discovery has a substantial, demonstrable need. All other procedural matters will be within the discretion of the arbitrator. In the event a Person fails to comply with the procedures in any arbitration in a manner deemed material by the arbitrator, the arbitrator will fix a reasonable period of time for compliance and, if the Person does not comply within said period, a remedy deemed just by the arbitrator, including an award of default, may be imposed. The determination of the arbitrator will be final and binding on P&G and Newco. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

         5.04 Damage Limitations.

              (a) Notwithstanding anything to the contrary in the Ancillary Agreements, none of the Contributors nor Newco will be permitted to recover any consequential, indirect, or punitive damages arising out of or related to this Agreement, regardless of the form of the Claim or Action, including without limitation Claims or Actions for indemnification, tort, breach of contract, warranty, representation or covenant.

              (b) The Contributors' aggregate liability arising out of or related to breaches of representations and warranties pursuant to Section 5.01(a), regardless of the form of the Claim or Action, including, without limitation, Claims or Actions for indemnification, tort, breach of contract, warranty or representation, is limited to the amount by which all such liabilities exceed Twenty Million United States Dollars ($20,000,000), and in no event will the Contributors' aggregate liability exceed a total of One Hundred Twenty Million United States Dollars ($120,000,000). Notwithstanding the foregoing, Newco shall only bring a Claim or Action pursuant to this Section
5.04 for breaches of representations and warranties if such Claim or

Action exceeds the amount of One Hundred Thousand United States Dollars ($100,000).

              (c) Newco's aggregate liability arising out of or related to breaches of representations and warranties set forth in this Agreement, regardless of the form of the Claim or Action, including without limitation Claims or Actions for indemnification, tort, breach of contract, warranty or representation, is limited to the amount by which all such liabilities exceed Twenty Million United States Dollars ($20,000,000), and in no event will Newco's aggregate liability exceed a total of One Hundred Twenty Million United States Dollars ($120,000,000). Notwithstanding the foregoing, the Contributors shall only bring a Claim or Action pursuant to this Section 5.04 for breaches of representations and warranties if such Claim or Action exceeds the amount of One Hundred Thousand United States Dollars ($100,000).

              (d) In the event any Claim or Action hereunder results in a Tax benefit or is an insured loss to the indemnified Person, the indemnifying Person will be entitled to a credit against any liability thereunder in the amount by which any Taxes of the indemnified Person will be reduced by reason of any deduction or adjustment allowed the indemnified Person for any payment, settlement or satisfaction of such claim, as well as in the amount of and to the extent of any insurance proceeds to which the indemnified Person is entitled. For the purposes hereof, it will be presumed that the maximum possible Tax benefit is derived in the shortest time period possible.

                                   ARTICLE VI

                                  MISCELLANEOUS

         6.01 AMENDMENT. This Agreement and the Ancillary Agreements may not be amended or modified in any respect except by a written agreement signed by the parties hereto or thereto.

         6.02 WAIVER OF COMPLIANCE. Except as otherwise provided in this Agreement and the Ancillary Agreements, the failure by any Person to comply with any obligation, covenant, agreement or condition under such agreements may be waived by the Person entitled to the benefit thereof only by a written instrument signed by the Person granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. The failure of any Person to enforce at any time any of the provisions of such agreements will in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of such agreements or any part thereof or the right of any Person thereafter to enforce each and every such provision. No waiver of any breach of such provisions will be held to be waiver of any other or subsequent breach.

         6.03 SURVIVAL. Each of the covenants and agreements contained in this Agreement shall survive the Closing Date and continue in full force and effect in accordance with its terms, but is subject to all applicable statutes of limitation, statutes of repose and other similar defenses provided in law or equity. Each and every representation and warranty of the Contributors contained in this Agreement, the individual trademark and patent assignment documents, by country or any certificates or documents required to be delivered at Closing by any Party pursuant to Section 2.02 of this Agreement, including, without limitation, the instrument of assignment, officer's certificates and receipts, if any, will survive any investigation and will not be extinguished by the Closing, but will survive for a period of eighteen (18) months following the Closing Date, except that the representations and warranties made in Sections 3.01, 3.05, 3.08 and
3.10 survive without time limitations, and the representations and warranties in Sections 3.03 and 3.09 each survive for 5 years from the Closing Date. No Party may initiate any Claim nor will any Party be responsible for any Action arising out of or related to a breach of a representation or warranty, regardless of the form of the Claim or Action, including, without limitation, indemnification, tort, breach of contract, warranty or representation, unless such Claim or Action is initiated prior to the expiration of the relevant representation or warranty.

         6.04 NOTICES. All notices required or permitted pursuant to this Agreement will be in writing and will be deemed to be properly given when actually received by the Person entitled to receive the notice at the address stated below, or at such other address as a party may provide by notice to the other:

                  THE CONTRIBUTORS

                  The Procter & Gamble Company
                  One Procter & Gamble Plaza
                  Cincinnati, OH  45201
                  Attention:   Director - Acquisitions and Divestures

                  WITH A COPY TO:
                  The Procter & Gamble Company
                  One Procter & Gamble Plaza
                  Cincinnati, OH  45202
                  Attention:   Secretary

                  NEWCO

                  [To come]


                  If to JMS:

                  The J.M. Smucker Company
                  Strawberry Lane
                  Orrville, Ohio  44667

                  With a copy to:

                  The J.M. Smucker Company
                  Strawberry Lane
                  Orrville, Ohio  44667
                  Attention:  General Counsel


         6.05 EXHIBITS AND SCHEDULES; INCORPORATION BY REFERENCE. The exhibits and schedules attached to this Agreement, each when executed and/or delivered, are incorporated by reference into and made a part of this Agreement.

         6.06 SUCCESSORS AND ASSIGNS. This Agreement and the Ancillary Agreements will be binding upon and will inure to the benefit of the signatories hereto and their respective successors and permitted assigns. The Contributors and Newco may not assign this Agreement, the Ancillary Agreements, or any of their rights or liabilities hereunder or thereunder, without the prior written consent of the other parties hereto or thereto, provided that the Contributors and Newco may so assign, in whole or in part, to one or more of their Affiliates. Any such assignment will not relieve the party making the assignment from any liability under such agreements. The parties hereof acknowledge and agree that JMS shall succeed to the rights, obligations and liabilities of Newco, including, without limitation, those set forth in Articles III and V, upon consummation of the Merger.

         6.07 THIRD PARTY BENEFICIARIES. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         6.08 ENTIRE AGREEMENT. This Agreement, the Merger Agreement and the Ancillary Agreements constitute the entire agreement between the parties hereto with respect to the subject matter thereof and will supersede all previous negotiations, commitments, and writings with respect to such subject matter.

         6.09 SEVERABILITY. The illegality or partial illegality of any or all of this Agreement, the Ancillary Agreements, or any provision hereof or thereof, will not affect the validity of the remainder of the such agreements, or any provision thereof, and the illegality or partial illegality of any such agreements will not affect the validity of any such agreement in any jurisdiction in which such determination of illegality or partial illegality has not been made, except in either case to the extent such illegality or partial illegality causes such agreements to no longer contain all of the material provisions reasonably expected by the parties to be contained therein.

         6.10 CAPTIONS. The captions appearing in this Agreement and the Ancillary Agreements are inserted only as a matter of convenience and as a reference and in no way define, limit or describe the scope or intent of such agreements or any of the provisions thereof.

         6.11 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which will constitute one agreement.

         6.12 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the state of Ohio, whether common law or statutory, without reference to the choice of law provisions thereof.

         6.13 SPECIFIC PERFORMANCE. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

         IN WITNESS WHEREOF, each of the signatories hereto has caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.


                                        THE PROCTER & GAMBLE COMPANY


                                        By:
                                           ------------------------------------
                                        Name:
                                             ----------------------------------
                                        Title:
                                              ---------------------------------



                                        THE PROCTER & GAMBLE
                                        MANUFACTURING COMPANY


                                        By:
                                           ------------------------------------
                                        Name:
                                             ----------------------------------
                                        Title:
                                              ---------------------------------



                                        THE PROCTER & GAMBLE OHIO BRANDS COMPANY


                                        By:
                                           ------------------------------------
                                        Name:
                                             ----------------------------------
                                        Title:
                                              ---------------------------------



                                        THE J.M. SMUCKER COMPANY


                                        By:
                                           ------------------------------------
                                        Name:
                                             ----------------------------------
                                        Title:
                                              ---------------------------------